Exhibit 99.1

CPSI Appoints Jeffrey A. Strong to Board of Directors

Announces Agreement with Gilead Capital

MOBILE, Ala. — Feb. 27, 2019 — CPSI (NASDAQ: CPSI) (“CPSI” or the “Company”), a community healthcare solutions company, today announced that the Company has elected Jeffrey A. Strong, Managing Partner of Gilead Capital LP, as a Class I director of the Board of Directors (the “Board”), filling the vacancy resulting from John C. Johnson’s resignation from the Board in November 2018. As a Class I director, Mr. Strong’s term will expire at the 2021 Annual Meeting of Stockholders.

Mr. Strong’s appointment is part of an agreement with Gilead Capital LP and related entities (collectively, “Gilead”), under which Gilead has agreed to vote for all of CPSI’s director nominees and to other voting and standstill provisions. These restrictions apply until thirty (30) days prior to the deadline for the submission of stockholder nominations for directors at the Company’s 2021 Annual Meeting of Stockholders.

In addition, CPSI has appointed Glenn P. Tobin, a current director, as the independent Chairperson of the Board effective at the Company’s 2019 Annual Meeting of Stockholders, succeeding David A. Dye, Chairman and Chief Growth Officer of CPSI, who will remain on the Board. CPSI will also further refresh the Board with a new independent director, who is mutually agreeable with Gilead, before the Company’s 2020 Annual Meeting of Stockholders.

Mr. Dye said, “We welcome Jeffrey as a new director and look forward to working together. CPSI’s Board regularly takes steps to refresh and strengthen the composition of its Board, and we are pleased to add Jeffrey’s extensive expertise as we continue to execute our strategy of evolving CPSI from a market-leading provider of software to the leading provider of software and services to the communities we serve.”

Mr. Strong added, “Gilead appreciates the constructive dialogue we have had with the Board and management about CPSI’s strategy and unique customer value proposition. CPSI has significant opportunities to create shareholder value and continue to elevate performance. I look forward to joining the Board and working with the existing directors to realize CPSI’s full potential.”

The complete agreement between CPSI and Gilead will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”).

Jeffrey A. Strong Biography

Jeffrey A. Strong is the Chief Investment Officer, Managing Partner, and Co-Founder of Gilead Capital LP. Prior to Gilead, Mr. Strong was a Partner and Senior Analyst at QVT Financial LP, a multi-strategy hedge fund, where he specialized in active ownership investments and other global special situations. Before QVT, Mr. Strong served as an Analyst at Shenkman Capital Management, focusing on high-yield bond investments in the healthcare, chemical, and telecom industries. Mr. Strong has served on the Nominating Committee of Fornebu Utvikling ASA, on the boards of Landauer, Inc. and Treveria plc, and on the board of TPC Group Inc., where he was also Chairman of the Compensation and the Nominating and Governance Committees. He has an M.B.A. from the College of William & Mary, a B.S. from the University of Missouri, and is a CFA® charterholder.

Glenn P. Tobin Biography

Glenn P. Tobin was elected as a director of CPSI on November 9, 2017. Mr. Tobin served as Senior Vice President—Accountable Care Solutions of The Advisory Board Company, a research, technology and consulting firm serving the healthcare and education industries, beginning in 2012. Mr. Tobin then served as the Chief Executive Officer of Crimson, The Advisory Board Company’s health analytics division, until his retirement in early 2017. Mr. Tobin also served as the Chief Operating Officer of CodeRyte, Inc. from 2010 to 2012 and held various executive positions within Cerner Corporation from 1988 to 2004. Additionally, he was a General Manager for Corporate Executive Board and was a consultant for McKinsey and Company.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and post-acute care facilities. Founded in 1979, CPSI is the parent of three companies – Evident, LLC, American HealthTech, Inc. and TruBridge, LLC. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution for all care settings. For more information, visit www.cpsi.com.

About Gilead Capital LP

Gilead Capital LP is an investment adviser focused on long-term investments in high-quality public small-cap companies in North America, Europe and Australia. Gilead pursues a Leadership Investing strategy, supporting its portfolio companies by constructively engaging with management teams and boards of directors to elevate governance and enhance long-term value for the benefit of all shareholders.

Forward-Looking Statements

Information in this release may involve plans, intentions, expectations, strategies, outlooks, beliefs or other statements regarding the future, including statements regarding the Company’s business strategy and cost-reduction efforts, which are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s present plans, intentions, hopes or strategies regarding the future and involve risks and uncertainties that could cause actual events or developments to be materially different from those indicated in such forward-looking statements. Such risks and uncertainties include, but are not limited to, risks and uncertainties that are contained in the Company’s most recently filed Form 10-K, as well as the Company’s quarterly and current reports filed on Form 10-Q and Form 8-K from time to time with the Securities and Exchange Commission. All information included in this release is based upon information available to CPSI as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements.

Contacts

CPSI

Tracey Schroeder, 251-639-8100

Chief Marketing Officer

Tracey.Schroeder@cpsi.com

Kekst CNC

Ross Lovern, 212-521-4866

Principal

Ross.Lovern@kekstcnc.com